UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — November 1, 2007 (November 1, 2007)

MDC PARTNERS INC.
(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

45 Hazelton Ave., Toronto, Ontario, Canada M5R 2E3
(Address of principal executive offices and zip code)

(416) 960-9000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01               Entry into a Material Definitive Agreement

On November 1, 2007, MDC Partners Inc. and a wholly-owned subsidiary (collectively, the “Company”) entered into a Membership Interest Purchase Agreement with Crispin & Porter Advertising, Inc. and certain employee equity holders of such entity (collectively, the “Seller”) to acquire an additional 28% equity interest in Crispin Porter & Bogusky LLC (“CPB”). The purchase price paid for this transaction consisted of a closing cash payment of $22.56 million, plus the issuance of 514,025 newly-issued shares of the Company’s Class A subordinated voting stock. This acquisition of an additional 28% equity interest represented an accelerated exercise of the Company’s existing call options that were otherwise exercisable in December 2007 and April 2008. In connection with this acquisition, certain of the key executives of CPB agreed to extend the terms of their existing employment agreements until December 2010, and received grants of restricted stock of MDC Partners Inc.

Item 2.01               Completion of Acquisition or Disposition of Assets

The description of the acquisition of a 28% interest in CPB is incorporated into this Item 2.01 by reference.  On November 1, 2007, the Company consummated the acquisition contemplated by the Membership Interest Purchase Agreement, and now owns 77% of the issued and outstanding equity interests in CPB.

Item 3.02               Unregistered Sales of Equity Securities

The description of the acquisition is incorporated into this Item 3.02 by reference.  The issuance of 514,025 of the Company’s Class A Shares pursuant to the Acquisition was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  Such issuance did not involve a public offering, was made to accredited investors (as defined in Regulation) without general solicitation or advertising, and no underwriting commissions or discounts were paid.

Item 9.01       Financial Statement and Exhibits

(c)           Exhibits

Exhibit No.	Description

Exhibit

10.1
Membership Interest Purchase Agreement, dated November 1, 2007, by and among MDC Acquisition Inc., CPB Acquisition Inc., Crispin & Porter Advertising, Inc., MDC Partners Inc., and Charles Porter, Alex Bogusky, Jeff Hicks and Jeff Steinhour.

99.1	Press release dated November 1, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: November 1, 2007	MDC Partners Inc.

	By:	/s/ Mitchell Gendel
Mitchell Gendel
General Counsel & Corporate Secretary